Exhibit 10.5

PACKAGING CORPORATION OF AMERICA

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of February 27, 2019)

PACKAGING CORPORATION OF AMERICA

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of February 27, 2019)

1.Introduction and Purpose.  The Packaging Corporation of America Deferred Compensation Plan was originally established April 12, 1999 by Packaging Corporation of America.  The purpose of the Plan is to provide a select group of management or highly compensated employees of the Company and its Affiliates an opportunity to defer compensation in accordance with the terms and conditions set forth herein.

The Company hereby amends and restates the Plan, effective as of February 27, 2019.  The Plan was previously amended and restated, effective as of January 1, 2005, to comply with Section 409A and again amended and restated effective as of January 1, 2009.  The terms of the Plan as provided herein shall apply to all Deferred Amounts attributable to any period beginning on or after January 1, 2005.  Any amounts deferred and vested under the Plan on or prior to December 31, 2004, and any earnings attributable thereto, shall be grandfathered for purposes of Section 409A and shall be subject to the terms of the Plan as in effect on October 3, 2004 (“Grandfathered Deferrals”).  Neither this restatement nor any subsequent amendment hereto shall be deemed to apply to Grandfathered Deferrals, unless such amendment explicitly states otherwise.

2.Definitions.  As used in this Plan, the following words shall have the following meanings:

2.1“Affiliate” means any parent, subsidiary, or other entity that is directly or indirectly controlled by, or controls, the Company, and any entity that is directly or indirectly controlled by the Company’s parent.

2.2“Board” means the Company’s Board of Directors.

2.3“Bonus” means an EICP Bonus and/or a Sign-On Bonus.

2.4“Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any Code Section shall also mean any successor provision thereto.

2.5“Company” means Packaging Corporation of America, a Delaware corporation, any successor thereto as provided in Section 12.13, and where applicable, shall include any Affiliate that adopts the Plan or has employees or former employees who are Participants in the Plan.

2.6“Deferral Credit”  means a Bonus deferral made pursuant to Section 4.

2.7“Deferred Amount” means the amount otherwise payable to the Participant that is deferred pursuant to Section 4.

2.8“Deferred Compensation Account” means a memorandum account established at the time an amount is deferred pursuant to Section 4, and maintained by the

Company on its books for the Participant to or against which amounts are credited or charged under the Plan.

2.9“EICP Bonus” means a bonus paid under the PCA Executive Incentive Compensation Plan.

2.10“Employment Termination Date” means, with respect to any Participant, the date on which such Participant experiences a Separation from Service.

2.11“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12“Executive” means a member of a select group of management or highly compensated employees of the Company.

2.13“Participant” means an Executive who meets the eligibility requirements for the Plan set forth in Section 3 and who has deferred a portion of his or her Bonus.  A Participant shall retain such status for purposes of the Plan until his or her Deferred Compensation Account has been distributed in full.

2.14“Participation Election” means the form signed and submitted by an Executive to the Plan Administrator prior to the required election date under Section 4.

2.15“Performance Based Compensation” means compensation that is contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Participant is employed or such other compensation that satisfies the definition of “performance based compensation” under Section 409A.

2.16“Plan” means the Packaging Corporation of America Deferred Compensation Plan as amended and restated effective as of February 27, 2019, as set forth herein and as may be amended from time to time.

2.17“Plan Administrator” means the Benefits Administration Committee, as appointed by the Board.

2.18“Plan Year” means the calendar year.

2.19“Section 409A” means Section 409A of the Code and any regulations or other interpretive authority issued thereunder.

2.20“Separation from Service” means the Participant’s ceasing to be employed by the Company or one of its Affiliates for any reason whatsoever, whether voluntarily or involuntarily, including without limitation by reason of early retirement, normal retirement, or death, provided that transfer from the Company to one of its Affiliates or vice versa shall not be deemed a Separation from Service for purposes of this Plan.  A Separation from Service shall also occur if (a) the Participant is on a leave of absence that exceeds six (6) months and the Participant does not have a statutory or contractual right of reemployment, in which case, Separation from

Service shall be deemed to have occurred on the first day following the six‑month period, (b) the Participant is on a leave of absence that exceeds six (6) months and the Participant’s statutory or contractual right of reemployment ends, in which case Separation from Service shall be deemed to have occurred on the first day following the end of the right of reemployment, or (c) the Company and the Participant reasonably anticipate that the level of services the Participant will perform for the Company (whether as an employee or an independent contractor) will permanently decrease to 20% or less of the average level of services performed for the Company over the preceding 36 months.  Determination of whether a Separation from Service has occurred will be made subject to the facts and circumstances of each situation and will comply with Section 409A.

2.21“Sign-On Bonus” means a bonus payable as an incentive to accept employment with the Company.

2.22“Specified Employee” means a “specified employee” as defined in Treasury Regulation §1.409A-1(i) (or any successor regulation).  For purposes of identifying Specified Employees, the specified employee identification date is December 31 of each year and the specified employee effective date is the following January 1.

2.23“Surviving Spouse” means an individual who is legally married to a Participant at the time of the Participant’s death.

2.24“Unforeseeable Emergency” means a severe financial hardship of a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

3.Eligibility. U.S.-paid Executives who participate in the Company’s Executive Incentive Compensation Plan and those Executives designated by the Benefits Administration Committee and the Chief Executive Officer of the Company shall be eligible to participate in the Plan.  Only those Executives who are in a select group of management or are highly compensated (within the meaning of Title I of ERISA) may be designated as eligible to participate under this provision.

4.Elections to Defer.

4.1Deferrals of EICP Bonus.  A Participant may elect in a written Participation Election to defer receipt of all or a specified portion of his or her EICP Bonus to be received on account of a calendar year.  The Participation Election must be submitted to the Plan Administrator pursuant to such procedures as may be established by the Plan Administrator from time to time, and specify (i) such portions of his or her EICP Bonus to be credited to his Deferred Compensation Account under the Plan as a Deferral Credit (instead of receiving current payments), and (ii) the time or events upon which such Deferred Amounts shall be distributed pursuant to Section 7.1 below.

4.2Timing of Election to Defer EICP Bonus.  The Plan Administrator may determine that a separate Participation Election to defer an EICP Bonus must be made with respect to each Plan Year or that a Participant’s election for one Plan Year will be deemed to apply to the following Plan Year, unless revoked or modified by such Participant.  Any such Participation Election (or revocation thereof) must be made and shall be irrevocable at such times as set forth below:

(a)at any time prior to the 31st day of December prior to the beginning of the Plan Year during which the EICP Bonus to be deferred (which does not qualify as Performance Based Compensation) is otherwise earned;

(b)in the case of an EICP Bonus that is Performance Based Compensation, at any time prior to six (6) months before the end of the performance period for which it is earned, provided that such compensation has not yet become both substantially certain and readily ascertainable;

(c)in the case of the first year in which a Participant becomes eligible to participate in the Plan (as aggregated with other plans of its type as defined in Treasury Regulation §1.409A-1(c)), at any time within 30 days after the Participant first becomes eligible to participate; provided, however, that such election may apply only to compensation attributable to services to be performed after the Participation Election, and in the case of compensation based upon a performance period (other than Performance Based Compensation), may apply only to a prorated portion of such compensation based upon the number of days remaining in such performance period; and

(d)at any other time as may be permitted under Section 409A.

4.3Deferral of Sign-On Bonus.

(a)In the case of a Sign-On Bonus that is immediately vested or may become vested within 13 months of its award, the Company may require through a non-elective deferral that all or any portion of the Participant’s Sign-On Bonus shall be deferred as a Deferral Credit and distributed in such form, and at such time, as provided in Section 7.  The Company’s non-elective deferral of such Sign-On Bonus shall be made at such times as are permitted under Section 409A (for example, prior to the Participant having a legally binding right to such Sign-On Bonus).

(b)In the case of a Sign-On Bonus that cannot become vested within 13 months of its award due to vesting conditions (except for accelerated vesting upon death, disability or change in control, as such terms are defined in Section 409A), a Participant may elect in a written Participation Election to defer receipt of all or a specified portion of his or her Sign-On Bonus.  The Participation Election shall specify (i) such portions of his or her Sign-On Bonus to be credited to his Deferred Compensation Account under the Plan as a Deferral Credit, and (ii) the time or events upon which such Deferred Amounts shall be distributed pursuant to Section 7.1 below.  A Participant must make a Participation Election with respect to a Sign-On Bonus no later than 30 days after the Participant receives a legally binding right to such Sign-On Bonus, subject to the applicable vesting conditions, or at such other time as permitted under Section 409A.

5.Crediting of Deferred Payments to the Deferred Compensation Account. The Company shall establish a Deferred Compensation Account for each Participant. The Company may establish subaccounts, as necessary, to track Deferred Amounts attributable to any particular

Plan Year.  Each Participant’s Deferred Compensation Account (or subaccount) shall be credited with such Participant’s Deferred Amount for such Plan Year as of the day on which the Participant would otherwise have been entitled to receive the bonus or incentive compensation to which the Deferred Amount is attributable.  Adjustments as provided in Section 6 below, shall be made to the Participant’s Deferred Compensation Account.

6.Adjustments to Deferred Compensation Account. The Plan Administrator shall credit the balance of the Participant’s Deferred Compensation Account with an earnings factor (which may be positive or negative). The earnings factor will equal the amount the Participant’s Deferred Compensation Account would have earned (or lost) if it had been invested in the deemed investment options listed below. Except as otherwise provided in the Plan, the Participant is permitted to select the deemed investment option used to determine the earnings factor and may change the selection at any time, in accordance with procedures set forth by the Plan Administrator. The Participant may choose more than one deemed investment option in increments of at least one (1) percent. The Plan Administrator reserves the right to change or amend any of the deemed investment options at any time.

The deemed investment options used to determine the earnings factor are:

(a)The prime rate of interest as reported by The Chase Manhattan Bank at the first day of each calendar month.

(b)The return for the following mutual funds currently offered in the Company Retirement Savings Plan for Salaried Employees:

(i)Fidelity Growth Company Fund;

(ii)Prudential Core Plus Bond Fund Class 5; and

(iii)Northern Trust Collective S&P 500 Index Fund Tier J

The Company is under no obligation to acquire or provide any of the investments designated by a Participant, and any investments actually made by the Company will be made solely in the name of the Company and will remain the property of the Company.

The crediting of an earnings factor shall occur so long as there is a balance in the Participant’s Deferred Compensation Account regardless of whether the Participant has terminated employment with the Company.

7.Payment of Deferred Amounts.

7.1Timing of Distribution.  Except as otherwise provided in this Section 7, a Participant’s Deferred Amount shall be paid, or commence to be paid, to the Participant, or the Participant’s beneficiary, within 30 days after the earliest of:

(a)the Participant’s death;

(b)the Participant’s Employment Termination Date; or

(c)a date specified at the time of the deferral.

7.2Form of Distribution.  Distributions shall be made in the form of a lump sum or in a number of annual installments not to exceed five (5).  The form of distribution shall be elected by each Participant in his Participation Election, or designated by the Company pursuant to Section 4.3(a).  If no election is properly made, distribution will be in the form of a lump sum payment.

7.3Tax Withholding.  The Company shall withhold any taxes or other amounts with respect to a Participant’s Deferred Amounts required to be withheld under federal, state or local law.  Such taxes shall be withheld from the Participant’s non-deferred compensation to the maximum extent possible with any excess being withheld from the Participant’s elected Deferred Amount.  Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

7.4Distribution Upon Death. In the event of the Participant’s death, payment of the balance in the Participant’s Deferred Compensation Account shall be made to the Participant’s designated beneficiary, or if none, to the Surviving Spouse, or if none, to the Participant’s estate.

7.5Distributions to Specified Employees. Notwithstanding anything contained herein to the contrary, in the case of any Specified Employee, distributions pursuant to Section 7.1(b) above may not commence until (i) six (6) months after the date of the Specified Employee’s Employment Termination Date or (ii) the date of the Participant’s death, whichever is earlier.

7.6Hardship Distribution. In the event a Participant incurs an Unforeseeable Emergency, the Plan Administrator, in its sole discretion and upon written application of such Participant, may direct immediate payment of all or a portion of the then current value of such Participant’s Deferred Compensation Account; provided that such payment shall in no event exceed the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

7.7Distribution Restrictions.  No distribution may be made pursuant to the Plan if the Company reasonably determines that such distribution would (i) violate Federal securities laws or other applicable law; (ii) be nondeductible pursuant to Section 162(m) of the Code; or (iii) jeopardize the Company’s ability to continue as a going concern.  In any such case, distribution shall be made at the earliest date at which the Company determines such distribution would not trigger clauses (i), (ii) or (iii) above.

7.8Section 409A Violations.  Notwithstanding any provision of the Plan, in the event the Plan or a Deferred Amount fails to satisfy the requirements of Section 409A, a portion of the Participant’s Deferred Compensation Account shall be distributed equal to the amount required to be included in income as a result of the failure to comply with Section 409A.

8.Participant Reports. The Plan Administrator shall provide a statement to the Participant at least annually concerning the status of his or her Deferred Compensation Account.

9.Plan Administration and Expenses. The Plan Administrator shall administer the Plan in accordance with its terms and purposes and shall have the authority, which may be exercised in its discretion, to interpret the Plan, to make any necessary rules and regulations, and to determine benefits under the Plan; provided that, as permitted by law, the Plan Administrator may delegate some or all of its authority under the Plan.  The Plan Administrator shall also be responsible for complying with statutory reporting and disclosure requirements. Any determination made by the Plan Administrator in good faith shall be binding upon the Participant, his or her designated beneficiary, his or her Surviving Spouse and the Company.

The Plan Administrator shall not be subject to liability with respect to the administration of the Plan.  The Company shall indemnify and hold harmless the Plan Administrator and each member of the Benefits Administration Committee, or any employee of the Company, or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, liabilities, costs and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto with respect to the administration of the Plan, except that no indemnification or defense shall be provided to any person with respect to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of such person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled.  The rights of indemnification provided hereunder shall be in addition to any right to which any person concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors, and administrators of any such person.

The Company shall pay all expenses of the Plan.

10.Claims Procedures and Decisions of Plan Administrator. In general, distributions under this Plan are automatic and no claim for benefits need be filed.  However, a Participant (or the Participant’s designated beneficiary or Surviving Spouse) may submit a claim for benefits under this Plan in writing to the Plan Administrator.  The following procedure shall apply in such case:

(a)If such claim for benefits is wholly or partially denied, the Plan Administrator shall notify the claimant of the denial of the claim within a reasonable period of time, but no later than 90 days after receipt of the written claim, unless special circumstances require an extension of time for processing the claim.  In such event, written notice of the extension shall be furnished to the claimant prior to the end of the 90-day period and shall indicate the special circumstances requiring the extension and the date by which a final decision is expected.  In no event shall the extension period exceed 90 days from the end of the initial 90 day period.  The notice of denial: (i) shall be in writing; (ii) shall be written in a manner calculated to be understood by the claimant; and (iii) shall contain (A) the specific reason or reasons for denial of the claim; (B) a specific reference to the pertinent Plan provisions upon which the denial is based; (C) a description of any additional material or information necessary for the claimant to perfect the claim; and (D) an explanation of the Plan’s claims review procedure.

(b)Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or if the claim has not been granted within the applicable time period, the claimant may file a written request with the Plan Administrator that it conduct a full and fair review of the denial of the claimant’s claim for benefits.  In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

(c)The Plan Administrator shall deliver to the claimant a written decision on the claim promptly, but not later than 60 days after the receipt of the claimant’s request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period shall be extended to a maximum of 120 days, in which case written notice of the extension shall be furnished to the claimant prior to the end of the 60-day period.  The Plan Administrator’s decision shall: (i) be written in a manner calculated to be understood by the claimant; (ii) include specific reasons for the decision; and (iii) contain specific references to the pertinent Plan provisions upon which the decision is based.  If a written decision on review is not furnished to the claimant within the applicable time period, the claim shall be deemed denied on review.

11.Amendment, Suspension and Termination. The Company may at any time and from time to time, alter, amend, suspend, or modify the Plan in whole or in part.  Notwithstanding the foregoing, no modification of the Plan will, without the prior written consent of the Participant, alter or impair any rights or obligations of the Participant, except to the extent the Plan Administrator determines such modification is necessary to maintain compliance with Section 409A.  In addition, the Company may in its discretion terminate the Plan subject to the following:

(a)the Plan may be terminated within the 30 days preceding, or 12 months following, a change in control (as defined in Section 409A) provided that all Deferred Compensation Accounts shall be distributed in full within 12 months after termination;

(b)the Plan may be terminated in the Company’s discretion at any time provided that (i) all deferred compensation arrangements of similar type maintained by the Company are terminated, (ii) all Deferred Compensation Accounts shall be distributed in full at least 12 months and no more than 24 months after the termination, and (iii) the Company does not adopt a new deferred compensation arrangement of similar type for a period of five (5) years following the termination of the Plan; and

(c)the Plan may be terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that all Deferred Compensation Accounts are distributed in full by the latest of the (i) the end of the calendar year of the termination, (ii)) the calendar year in which such Deferred Amounts are fully vested, or (iii) the first calendar year in which such payment is administratively practicable.

12.General Provisions.

12.1Nonassignability of Benefits.  The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered,

or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefit becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Plan Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate, in its sole discretion.

12.2Status of Plan.  The Plan shall at all times be entirely unfunded for tax purposes in that a Participant’s right to receive payment of benefits hereunder from the Company shall be subject to the claims of the creditors of the Company. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan, and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

12.3No Guaranty of Benefits.  Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

12.4No Right to Employment or Other Benefits. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company. Any compensation deferred and any payments made under this Plan shall not be included in creditable compensation in computing benefits under any employee benefit plan of the Company except to the extent expressly provided for therein.

12.5Governing Law. The provisions of this Plan shall be construed according to the laws of the State of Illinois to the extent such laws are not preempted by ERISA.  In any question of interpretation or other matter of doubt, the Company and the Plan Administrator may rely upon the opinion of legal counsel.

12.6Reliance on Documents and Instruments.  The Plan Administrator may rely on any certificate, statement or other representation made on behalf of the Company, a Participant, a designated beneficiary or a Surviving Spouse, which it in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Company in connection with the operation and administration of the Plan.

12.7Information Requests. Each Participant, designated beneficiary and Surviving Spouse and the Company shall furnish to the Plan Administrator such documents, evidence, data, and other information, as the Plan Administrator considers necessary or desirable for administering the Plan.  Benefits under the Plan are conditioned on a Participant’s promptly furnishing full, true and complete documents, evidence, data, and other information requested by the Plan Administrator or the Company in connection with the Plan’s administration.

12.8Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.  Without limiting the prior sentence, the Plan Administrator is expressly authorized to take reasonable steps to recover mistaken overpayments from the Plan.

12.9Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan and will be construed and enforced as if such provision had not been included herein.

12.10Inurement.  The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participant, his or her successors, heirs, executors, administrators and beneficiaries.

12.11Notices.  Any notice required or permitted to be given pursuant to the Plan shall be in writing, and shall be signed by the person giving the notice.  If such notice is mailed, it shall be sent by United States first class mail, postage prepaid, addressed to such person’s last known address as shown on the records of the Company.  The date of such mailing shall be deemed to be the date of notice, but the notice shall not be effective until actually received.  The Company or the Participant may change the address to which notice is sent by giving notice of such change in the manner above.

12.12Unclaimed Benefit.  Each Participant shall keep the Plan Administrator informed of his or her current address and the current address of his or her beneficiary.  The Plan Administrator shall not be obligated to search for the whereabouts of any person.  The Plan Administrator is authorized to adopt procedures regarding unclaimed benefits that provide for the irrevocable forfeiture of a benefit if the Plan Administrator is unable to locate the Participant, or if the Participant is deceased, his or her designated beneficiary or Surviving Spouse.  Such procedures shall be consistent with guidance issued by the Internal Revenue Service.

12.13Successors. All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

12.14Gender and Number. Words in the masculine generally shall include the feminine gender and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for reference only, and are not to be construed so as to alter the terms hereof.

12.15Interpretation under Section 409A. The Plan at all times shall be operated in accordance with the requirements of Section 409A and, in the event of any inconsistency between any provision of the Plan and Section 409A, the provisions of Section 409A shall control and the provision of the Plan shall be void and without effect.  In addition, any provision that is required to appear in the Plan that is not expressly set forth herein shall be deemed set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth herein.

12.16No Guarantee of Tax Consequences. Neither the Plan Administrator nor the Company makes any commitment or guarantee that any amounts deferred or credited hereunder will be excludable from the Participant’s gross income for federal or state income tax purposes, or that any other federal or state income tax treatment will or will not apply to or be available to any Participant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed the Plan on this _____ day of _____________, 2019.

PACKAGING CORPORATION OF AMERICA

By:

Its:

Appendix A

Special Benefit for Paul T. Stecko

This Special Appendix sets forth certain special provisions of the Plan with respect to the benefits of Paul T. Stecko (“Stecko”).

1.  Defined Terms.  Unless otherwise noted, capitalized terms used in this Appendix A shall have the same meanings ascribed to them in the Plan.

2.  Special Contribution.  Notwithstanding any provision of the Plan to the contrary, Stecko’s Deferred Compensation Account shall be credited with an additional Company contribution (“Special Contribution”) as of the first day of each calendar month, beginning on April 1, 2009 and ending on the first day of the month in which Stecko incurs an Employment Termination Date.  The amount of the Special Contribution shall be $17,000 per month (or such other amount as may be determined by the Board from time to time).

3.  Distribution of Special Contribution.  Notwithstanding any provision of the Plan to the contrary, all Special Contributions shall be distributed to Stecko or his beneficiary in the form of a lump sum upon the earlier of his death or his Employment Termination Date (subject to Section 7.5 of the Plan).

4.  Applicability of Plan.  Special Contributions shall be subject to all provisions of the Plan, except as provided otherwise in this Appendix A.

Appendix B

Supplemental Contributions for Certain Executives

This Appendix B sets forth special provisions of the Plan with respect to the benefits of certain named Executives.

1.  Defined Terms.  Unless otherwise noted, capitalized terms used in this Appendix B shall have the same meanings ascribed to them in the Plan.

2.  Eligibility.  Participant eligibility to receive any benefit under this Appendix B shall be determined by the Board in its sole discretion.  A Participant’s eligibility to receive a benefit under this Appendix B for any Plan Year does not guarantee any future benefit under this Appendix B for any other Plan Year.

3.  Supplemental Contribution.  Notwithstanding any provision of the Plan to the contrary, a Participant’s Deferred Compensation Account may be credited with an additional Company contribution (“Supplemental Contribution”) as of the 31st day of December of any Plan Year or such other date within such Plan Year as the Board determines in its sole discretion (the “Supplemental Contribution Date”).  A Participant who is approved for a Supplemental Contribution during a Plan Year but who incurs an Employment Termination Date prior to the Supplemental Contribution Date will not receive a Supplemental Contribution in that Plan Year or any subsequent Plan Year unless otherwise approved by the Board.  The Board shall determine the amount of each eligible Participant’s Supplemental Contribution in its sole discretion, which amount need not be uniform for all eligible Participants.  The amount of the Supplemental Contribution for each eligible Participant may, in the Board’s sole discretion, remain in effect for future Plan Years unless and until the amount is changed by future Board action.

4.  Investment.  Any Supplemental Contribution awarded under this Appendix B shall be invested pursuant to the deemed investment option under Section 6(a) of the Plan, unless the Board permits the Participant to designate one or more alternate deemed investments under Section 6(b) of the Plan.

5.  Distribution of Supplemental Contribution.  Notwithstanding any provision of the Plan to the contrary, all Supplemental Contributions shall be distributed to the Participant or his beneficiary in the form of a lump sum upon his Employment Termination Date (subject to Section 7.5 of the Plan).  However, the Board in its sole discretion, may permit a Participant to elect an alternative form and time distribution as permitted under Section 409A.

6.  Vesting.  Any Supplemental Contribution granted to a Participant under this Appendix B shall be subject to any vesting requirements that the Board may impose in its sole discretion.

7.  Board Delegation.  The Board may delegate to the Company’s Chief Executive Officer any of the Board’s discretion and authority under this Appendix B with respect to any Executive who is not a named executive officer of the Company for Securities Exchange Commission reporting purposes.

8.  Applicability of Plan.  Supplemental Contributions shall be subject to all provisions of the Plan, except as provided otherwise in this Appendix B.

029329.0001:29423752.4